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                                                                      Exhibit 23

KPMG LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




The Board of Directors
HMN Financial, Inc.:


We consent to incorporation by reference of our report dated February 1, 2000, relating to the consolidated balance sheets of HMN Financial, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual Report on Form 10-K of HMN Financial, Inc. in the following Registration Statements of HMN Financial, Inc.: Nos. 33-88228, 33-94388, and 33-94386 on Form S-8.


/s/KPMG LLP
KPMG LLP



Minneapolis, Minnesota
March 28, 2000


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